Exhibit 99.1

Monopar Expands Leadership Team with Appointment of Seasoned Biopharma Executive Susan Rodriguez as Chief Commercial and Strategy Officer

Wilmette, Ill., March 2, 2026 – Monopar Therapeutics Inc. (Nasdaq: MNPR) (“Monopar” or the “Company”), a clinical‐stage biopharmaceutical company developing innovative treatments for patients with unmet medical needs, today announced the appointment of Susan Rodriguez as Chief Commercial and Strategy Officer, effective immediately. In this newly created executive role, Ms. Rodriguez will lead the Company’s commercial strategy and infrastructure build-out as Monopar prepares for the planned submission of a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) in the first half of 2026 for ALXN1840, its late-stage investigational therapy for Wilson disease.

“Susan is a highly accomplished commercial and strategic leader with a distinguished track record of successfully launching innovative rare disease therapies and guiding organizations through high-growth phases,” said Chandler Robinson, MD, Monopar’s Chief Executive Officer. “Her experience building strong-performing commercial teams will be invaluable as Monopar advances ALXN1840 toward approval. We are very excited to welcome her to the team.”

“I am delighted to join Monopar at such a pivotal moment in its evolution,” said Ms. Rodriguez. “ALXN1840 represents the first major advancement in the treatment of Wilson disease in decades, and I look forward to building the commercial capabilities necessary to ensure broad patient access and to maximize the therapy’s impact.”

Ms. Rodriguez brings more than 30 years of biopharmaceutical leadership experience. She most recently served as Chief Operating Officer of Avadel Pharmaceuticals, where she led the company’s commercial strategy and execution, contributing to the recently completed acquisition of Avadel by Alkermes for over $2 billion. Prior to Avadel, Ms. Rodriguez was Chief Commercial Officer of Ardelyx, where she established the company’s first commercial organization and successfully transitioned Ardelyx from a development-stage company to a commercial biopharmaceutical enterprise. She led the launches of two key therapeutics, building market access, sales, marketing, and patient services capabilities and delivering strong early adoption in highly competitive areas. Before that, she served as Chief Executive Officer of Tolmar Pharmaceuticals, a specialty oncology company, where she established a new U.S. commercial entity, secured a market-leading position for its primary oncology therapy, advanced its pipeline, and successfully launched a new rare disease therapy. Earlier, she held various commercial leadership positions across multiple divisions at Abbott as well as the Abbott–Takeda joint venture, TAP Pharmaceuticals. She holds an M.S. and a B.S. in psychology, with a minor in chemistry, from the University of Pennsylvania.

About Monopar Therapeutics Inc.

Monopar Therapeutics is a clinical-stage biopharmaceutical company with late-stage ALXN1840 for Wilson disease, and radiopharmaceutical programs including Phase 1-stage MNPR-101-Zr for imaging advanced cancers, and Phase 1a-stage MNPR-101-Lu and late preclinical-stage MNPR-101-Ac for the treatment of advanced cancers. For more information, visit: www.monopartx.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Examples of these forward-looking statements include statements concerning: that Ms. Rodriguez will lead the Company’s commercial strategy and infrastructure build-out; that Monopar prepares for the planned submission of a New Drug Application (“NDA”) to the U.S. Food and Drug Administration (“FDA”) in the first half of 2026 for ALXN1840; that Ms. Rodriguez’s experience building high-performing commercial teams will be invaluable as Monopar advances ALXN1840 toward approval; and that Ms. Rodriguez looks forward to building the commercial capabilities necessary to ensure broad patient access and to maximize the therapy’s impact. The forward-looking statements involve risks and uncertainties including, but not limited to, the following: uncertainties related to the regulatory process that Monopar intends to initiate related to ALXN1840 and the outcome thereof; the rate of market acceptance and competitiveness in terms of pricing, efficacy and safety of any products for which Monopar receives marketing approval, and Monopar’s ability to competitively market any such products as compared to larger pharmaceutical firms; Monopar’s ability to raise sufficient funds in order for the Company to support continued preclinical, clinical, regulatory, precommercial and commercial development of its programs and to make contractual milestone payments, as well as its ability to further raise additional funds in the future to support any existing or future product candidate programs through completion of clinical trials, approval processes and, if applicable, commercialization; and the significant general risks and uncertainties surrounding the research, development, regulatory approval, and commercialization of imaging agents and therapeutics. Actual results may differ materially from those expressed or implied by such forward-looking statements. Risks are described more fully in Monopar's filings with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made. Monopar undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made. Any forward-looking statements contained in this press release represent Monopar’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date.

Contact:

Monopar Therapeutics Inc.
Investor Relations
Quan Vu
Chief Financial Officer
vu@monopartx.com

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